Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP SELLS ITS NEWSSTAND DISTRIBUTION SERVICES BUSINESS AND ITS
PRODUCT PACKAGING AND FULFILLMENT SERVICES BUSINESS

Princeton, New Jersey, February 9, 2015 - AMREP Corporation (NYSE:AXR) today reported that it has sold its Newsstand Distribution Services business and its Product Packaging and Fulfillment Services business pursuant to the sale of capital stock to entities controlled by Michael P. Duloc. The closing of the sale occurred on February 9, 2015.

The buyers paid an aggregate purchase price of $2.0 million, which consisted of $400,000 of cash paid on the closing and $1.6 million paid by execution of a secured promissory note. The Newsstand Distribution Services business and the Product Packaging and Fulfillment Services business will retain all of their third party pre-closing assets, liabilities, rights and obligations, including the negative working capital of the Newsstand Distribution Services business, which totaled $12,672,000 at October 31, 2014. AMREP expects to recognize a pre-tax gain on its financial statements as a result of the transaction in the fourth quarter of fiscal year 2015 which it estimates will range from approximately $8 million to $10 million.

Prior to the closing, Mr. Duloc was the chief executive officer and president of AMREP’s Newsstand Distribution Services business and Product Packaging and Fulfillment Services business and certain other subsidiaries of AMREP.

“After many years in the magazine distribution and product fulfillment businesses, we are pleased that this transaction will allow AMREP to focus primarily on its real estate and subscription fulfillment services businesses to drive shareholder value,” said Edward B. Cloues, II, Chairman of AMREP. “This disposition will sharpen our focus and strengthen AMREP’s balance sheet by eliminating the negative working capital overhang.”

Additional details on the sale transaction are provided in AMREP’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2015.

About AMREP – AMREP Corporation’s Palm Coast Data subsidiary provides subscription related services to publishers, membership organizations and others, its Kable Staffing subsidiary provides temporary staffing services and its AMREP Southwest subsidiary is a major holder of real estate in New Mexico.

Forward-Looking Statements – This press release may contain certain forward-looking statements, including statements with regard to the expected gain, if any, to be recognized as a result of the transaction and the expected focus of AMREP in the future. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are discussed in the filings AMREP makes with the Securities and Exchange Commission.  AMREP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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